SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549



                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the

                 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 20, 2000



                     McMoRan Exploration Co.


    Delaware                 001-07791             72-1424200
 (State or other            (Commission          (IRS Employer
 jurisdiction of            File Number)         Identification
 incorporation or                                   Number)
  organization)

                       1615 Poydras Street
                  New Orleans, Louisiana  70112

 Registrant's telephone number, including area code:  (504) 582-4000


Item 5.   Other Events.

McMoRan Exploration Co. (McMoRan) announces the following oil and gas discovery and updates other operating activities:

     On September 20, 2000, McMoRan and Noble Affiliates, Inc. announced that the Vermilion Block 196 #2 exploratory well, the initial well drilled under their previously announced multi-well exploration alliance in the Gulf of Mexico, encountered 70 feet of net hydrocarbon pay in 3 sands logged between measured depths of 13,160 and 14,350 feet. The well was drilled to a total depth of 14,798 feet and will be saved for future production. We operate Vermilion Block 196, which is in an area where we control 15,000 acres containing a number of prospective exploration opportunities at deeper horizons. Vermilion Block 196 is located in approximately 115 feet of water, 50 miles offshore Louisiana in the Gulf of Mexico.

     Working interests in Vermilion Block 196 are owned 47.5 percent by us, 25 percent by Samedan Oil Corporation, a wholly owned subsidiary of Noble Affiliates Inc., 25 percent by another participant and 2.5 percent by an individual investor. Shell Offshore Inc. retains a 6.25 percent royalty interest in the block. Our net revenue interest in the block is approximately 34.2 percent. Our share of initial revenues from the #2 well will be approximately 54 percent because one working interest partner elected not to participate in the #2 exploratory well. Pursuant to a non-consent penalty clause in the joint operating agreement that partner will receive no revenues from the #2 well until the well reaches 600 percent payout. Under the previously announced alliance with Halliburton Company, it has the right to participate in the discovery by paying 20 percent of the acquisition, exploration and development costs and receiving 20 percent of net revenues until payout, after which Halliburton receives 6 percent.

     After saving and temporarily abandoning the Vermilion Block
196 #2 well, the Marine 15 drilling rig will move to Vermilion
Block 144 to drill the approximate 3,000 remaining feet of an exploratory well we commenced drilling operations on earlier this year. As operator, we temporally suspended these earlier exploratory operations at a depth of approximately 15,000 feet. We own a
71.3 percent working interest and Noble owns a 25 percent working interest in the Vermilion 144/145 prospect, which is located in 90 feet of water approximately 40 miles offshore Louisiana.

      Today we announced that the McMoRan $210 million exploration program sold its 30 percent interest in the Vermilion Block 408 for $6.5 million. Our 95 percent share in the program equates to $6.2 million in sales proceeds. In the transaction, The Houston Exploration Company purchased 16.8 percent of the working interest and Samedan purchased the remaining 13.2 percent of the working interest. We will recognize an approximate $3.2 million gain on the sale in our third quarter 2000 operating results.

     We also announced today that drilling has commenced at the State Lease 16033 #1 exploratory well, located offshore Louisiana in 17 feet of water on a 2,788 acre tract within Grand Isle Block 2 / West Delta Blocks 1/12/13. Working interests in the well are owned 47.5 percent by us, 25 percent by Ocean Energy Inc., 25 percent by Samedan and 2.5 percent by an individual investor. Ocean Energy, as operator, expects to drill the well to a total measured depth of approximately 20,700 feet.



                            SIGNATURE
                       ------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              McMoRan Exploration Co.


                              By:  /s/ C. Donald Whitmire Jr.
                                   ------------------------------
                                       C. Donald Whitmire, Jr.
                                   Vice President & Controller -
                                        Financial Reporting
                                     (authorized signatory and
                                    Principal Accounting Officer)

Date:  September 21, 2000